CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Bruce Brooks, Interface, Inc.
(404) 543-3530, bruce.brooks@interface.com

FOR IMMEDIATE RELEASE

INTERFACE REPORTS THIRD QUARTER 2014 RESULTS

ATLANTA, Georgia, October 22, 2014 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced results for the third quarter ended September 28, 2014.

THIRD QUARTER 2014 FINANCIAL SUMMARY & HIGHLIGHTS

Sales:  Consistent with the Company’s prior announcement, sales for the third quarter of 2014 were $252.2 million, down less than 1% from $254.5 million in the third quarter of 2013.

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Sales in our Americas business were essentially even year-over-year, with strong gains in the multifamily residential (up 89%) and hospitality (up 53%) segments being offset by declines in the retail (down 6%), government (down 3%) and other non-office segments.  The corporate office segment grew less than 1% compared with the third quarter last year.  Sales in the FLOR consumer business fell 8% year-over-year, although same store sales held even compared with the 2013 third quarter.

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Our European business softened during the quarter, with sales down 3.8% compared with the third quarter last year.  While corporate office sales in markets such as the UK, Ireland and Germany continued to grow at a brisk pace, emerging markets in Eastern Europe, the Middle East and Russia were negatively impacted by political unrest and falling currency rates in those regions.

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Sales were up 3.0% in the Asia-Pacific region, with strong momentum in Australia being partially offset by declines in Southeast Asia and China due primarily to political tensions and a softening economy, respectively.

Operating Income:  As previously announced, in the 2014 third quarter, the Company incurred a pre-tax restructuring and asset impairment charge of $12.4 million.  Excluding the charge, operating income in the third quarter of 2014 was $19.6 million, or 7.8% of sales, compared with $27.8 million, or 10.9% of sales, in the third quarter last year.  Including the charge, operating income in the third quarter of 2014 was $7.3 million, or 2.9% of sales.  Gross profit margin was 33.1% in the third quarter of 2014, compared with 36.1% in the prior year period.  SG&A expenses were $64.0 million, or 25.4% of sales, in the third quarter of 2014, versus $63.9 million, or 25.1% of sales, in the third quarter of 2013.

Net Income/Loss:  Excluding the aforementioned restructuring and asset impairment charge, net income in the 2014 third quarter was $8.3 million, or $0.13 per share.  This compares with net income of $15.0 million, or $0.23 per share, in the 2013 third quarter.  Including the charge, the net loss was $0.4 million, or $0.01 per share, in the 2014 third quarter.

Daniel T. Hendrix, President and Chief Executive Officer, commented, “Our third quarter results are consistent with the preliminary results we announced on October 7, 2014, and reflect the dynamics we discussed in that release.  We faced a number of challenges that constrained our top line and gross margin during the third quarter, but we’ve acted quickly to restructure our operations and improve our profitability.  We are reducing manufacturing costs through initiatives that include headcount reductions, reengineering of our products and processes, and raw material pricing.  We are cutting SG&A expenses and enhancing operational excellence through working capital reductions and improved efficiencies.  With a healthy backlog and good order trend over the past eight weeks, particularly in the U.S. and Australia, manufacturing volume also should improve in the fourth quarter and contribute to a stronger gross margin profile compared with the third quarter.  In addition, our previously announced debt refinancing is scheduled to be completed on December 1 and yield substantial interest savings.  We expect to realize some of these benefits in the fourth quarter and deliver an improved result sequentially, and I’m even more optimistic about our prospects for 2015 as these initiatives fully take hold.”

YEAR TO DATE 2014 FINANCIAL RESULTS

Sales:  For the first nine months of 2014, sales increased 3.3% to $731.8 million, compared with $708.3 million in the first nine months last year.

Operating Income:  Excluding the restructuring and asset impairment charge in the third quarter, operating income for the first nine months of 2014 was $56.0 million, or 7.7% of sales, compared with operating income of $63.6 million, or 9.0% of sales, in the comparable period of 2013.  With the restructuring and asset impairment charge included, operating income in the first nine months of 2014 was $43.6 million, or 6.0% of sales.

Net Income:  The Company reported net income of $25.4 million, or $0.38 per share, for the first nine months of 2014, excluding the restructuring and asset impairment charge.  This compares with net income of $31.0 million, or $0.47 per share, in the first nine months of 2013, excluding a previously-reported tax dispute resolution benefit of $1.9 million, or $0.03 per share.  Including all items, net income in the 2014 nine-month period was $16.7 million, or $0.25 per share, compared with $32.9 million, or $0.50 per share, in the 2013 nine-month period.

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, October 23, 2014, at 9:00 a.m. Eastern Time, to discuss its third quarter 2014 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at the following address:
http://edge.media-server.com/m/p/yjr827au/lan/en or through the Company’s website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry, risks associated with the possible nonsatisfaction of the conditions to drawing on the Company’s credit facility set forth in the related agreement, which facility is needed to complete the debt refinancing described in this news release, as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business, results of operations or financial condition,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	09/28/14	09/29/13	09/28/14	09/29/13

Net Sales	$252,191	$254,448	$731,807	$708,300
Cost of Sales	168,596	162,695	483,141	459,062
Gross Profit	83,595	91,753	248,666	249,238
Selling, General & Administrative Expenses	63,958	63,918	192,659	185,606
Restructuring and Asset Impairment Charge	12,386	--	12,386	--
Operating Income	7,251	27,835	43,621	63,632
Interest Expense	5,614	6,303	16,532	18,368
Other Expense (Income), Net	931	114	777	519
Income Before Taxes	706	21,418	26,312	44,745
Income Tax Expense	1,082	6,461	9,592	11,826
Net Income (Loss)	$(376)	$14,957	$16,720	$32,919

Earnings (Loss) Per Share – Basic	$(0.01)	$0.23	$0.25	$0.50

Earnings (Loss) Per Share – Diluted	$(0.01)	$0.23	$0.25	$0.50

Common Shares Outstanding – Basic	66,465	66,183	66,470	66,160
Common Shares Outstanding – Diluted	66,465	66,317	66,554	66,269

Orders from Continuing Operations	263,000	255,000	787,000	735,000

Consolidated Condensed Balance Sheets
(In thousands)	09/28/14	12/29/13
Assets
Cash	$68,463	$72,883
Accounts Receivable	140,214	131,936
Inventory	161,964	149,643
Other Current Assets	33,389	33,643
Total Current Assets	404,030	388,105
Property, Plant & Equipment	236,389	230,845
Other Assets	168,857	177,385
Total Assets	$809,276	$796,335

Liabilities
Accounts Payable	$52,164	$52,515
Accrued Liabilities	92,136	77,672
Total Current Liabilities	144,300	130,187
Senior Notes	247,500	247,500
Long-Term Debt	27,988	26,326
Other Long-Term Liabilities	48,783	51,535
Total Liabilities	468,571	455,548
Shareholders’ Equity	340,705	340,787
Total Liabilities and Shareholders’ Equity	$809,276	$796,335

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Nine Months Ended
(In millions)	9/28/14		09/29/13		9/28/14		09/29/13

Net Income (Loss)		$(0.4)		$14.9		$16.7		$32.9
Depreciation and Amortization		7.1		8.0		23.1		23.7
Deferred Income Taxes and Other Non-Cash Items		1.5		1.7		1.7		5.0
Cash Received from Insurance Company		--		10.6		--		10.6
Change in Working Capital
Accounts Receivable	5.0		(6.8)		(7.4)		(4.2)
Inventories	6.4		(3.1)		(15.5)		(22.8)
Prepaids and Other Current Assets	1.9		0.1		1.8		(14.5)
Accounts Payable and Accrued Expenses	12.5		10.8		14.4		(3.5)
Cash Provided by Operating Activities		34.0		36.2		34.8		27.2
Cash Provided by (Used in) Investing Activities		(10.4)		(7.4)		(34.1)		(23.0)
Cash Used in Financing Activities		(4.5)		(2.0)		(4.7)		(4.1)
Effect of Exchange Rate Changes on Cash		(0.7)		1.3		(0.5)		(1.2)
Net Increase (Decrease) in Cash		$18.4		$28.1		$(4.5)		$(1.1)

Reconciliation of Non-GAAP Performance Measures to
GAAP Performance Measures
(In millions, except per share amounts)

	Three Months Ended	Nine Months Ended
	09/28/14	09/28/14
Operating Income, Excluding Restructuring and Asset Impairment Charge	$19.6	$56.0
Restructuring and Asset Impairment Charge	12.4	12.4
Operating Income, As Reported	$7.3	$43.6

	Three Months Ended	Nine Months Ended
	09/28/14	09/28/14
Net Income, Excluding Restructuring and Asset Impairment Charge	$8.3	$25.4
Restructuring and Asset Impairment Charge (net of tax of $3.6 million)	8.7	8.7
Net Income (Loss), As Reported	$(0.4)	$16.7

	Three Months Ended	Nine Months Ended
	09/28/14	09/28/14
Earnings Per Share, Excluding Restructuring and Asset Impairment Charge	$0.13	$0.38
Restructuring and Asset Impairment Charge Per Share, After Tax	(0.13)	(0.13)
Earnings Per Share, As Reported	$(0.01)	$0.25

Nine Months Ended 09/29/13
Net Income, Excluding Tax Dispute Resolution Benefit	$31.0
Tax Dispute Resolution Benefit	1.9
Net Income, As Reported	$32.9

Nine Months Ended 09/29/13
Earnings Per Share, Excluding Tax Dispute Resolution Benefit	$0.47
Tax Dispute Resolution Benefit Per Share	0.03
Earnings Per Share, As Reported	$0.50

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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